UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 1

TO

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2006

FIRST DATA CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-11073	47-0731996
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 South Quebec Street, Greenwood Village, Colorado	80111
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code:     (303) 967-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 1 on Form 8-K/A to the Current Report on Form 8-K originally filed by First Data Corporation with the Securities and Exchange Commission on August 22, 2006 is being filed to clarify the conclusion of the Company and its Audit Committee that certain of the Company’s interest rate swap and foreign exchange forward contracts “did not qualify” for cash flow hedge accounting rather than “may not have qualified.”

Item 4.02(a) — Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On August 22, 2006 and after extensive interaction with the United States Securities and Exchange Commission (“SEC”), management of First Data Corporation (“FDC” or “the Company”) and the Audit Committee of the Board of Directors of the Company concluded, in conjunction with its independent registered accounting firm, Ernst & Young LLP (“Ernst & Young”), its historical financial statements as of and for the years ended December 31, 2003 through December 31, 2005 and as of and for the quarters ended March 31, 2006 and June 30, 2006 should no longer be relied upon as a result of the accounting treatment afforded certain derivative instruments relating to the Company’s interest rate swaps associated with its official check business and foreign exchange forward contracts associated with its Western Union business. Consequently, the Company plans to restate its Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2006 and June 30, 2006. The Company expects to file the restated Consolidated Financial Statements for FDC as soon as practicable. Additionally, the Company expects to file restated Combined Financial Statements for The Western Union Company in Amendment No. 2 to Form 10 in August, 2006.

The Company and Ernst & Young believed FDC’s initial accounting treatment for the derivative instruments properly reflected the intent and economics of the underlying transactions; however, the interpretations of how to apply Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), and how to adequately provide documentation for such instruments so as to qualify for hedge accounting are very complex and continue to evolve. Based upon the evaluation of recent interpretations pertaining to initial documentation and discussions with the SEC and Ernst & Young, and with a desire to avoid any drawn out appeals process with the SEC, the Company and its Audit Committee concluded that certain of its interest rate swap and foreign exchange forward contracts did not qualify for cash flow hedge accounting since the initial documentation with respect to these instruments did not meet the technical requirements of SFAS 133. Therefore, any changes in the market value of these derivative instruments prior to their maturity should have been recorded through the Consolidated Statements of Income rather than through Other Comprehensive Income, a component of Stockholders’ Equity. There is no effect on overall cash flows, Total Stockholders’ Equity, Total Assets or Total Liabilities from this revised treatment.

On a cumulative basis subsequent to the adoption of SFAS 133 and through June 30, 2006, FDC’s Consolidated Net Income would have been approximately $30 million higher than that reported. Consolidated Net Income subsequent to the adoption of SFAS 133 and through

December 31, 2002 would have been approximately $300 million lower than that reported. Consolidated Net Income would have been higher than that reported in each of 2003, 2004 and 2005 by approximately $90 million, $30 million, and $130 million, respectively. In addition, Consolidated Net Income would have been higher than that reported for the quarters ended March 31, 2006 and June 30, 2006 by approximately $55 million and $25 million, respectively. As expeditiously as possible following the filing of this form, the Company intends to redesignate the affected derivative instruments as hedges with revised documentation and to account for them as hedging instruments in accordance with SFAS 133 so as to remove this source of potential volatility in reported financial results going forward.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST DATA CORPORATION

By:	/s/ Stanley J. Andersen
Stanley J. Andersen Vice President & Assistant Secretary

Date: August 24, 2006